As filed with the Securities and Exchange Commission on June 1, 1998
                            File No. 333-___________
--------------------------------------------------------------------------------
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

                                    FORM S-8
             Registration Statement Under the Securities Act of 1993

                          MAGNUM HUNTER RESOURCES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

 State of Nevada                                                     87-0462881
--------------------------------------------------------------------------------
(State or Other Jurisdiction of Incorporation or           (IRS Employer ID No.)
 Organization


           600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                    Stock Option Agreements for Gary C. Evans
                   Stock Option Agreements for Matthew C. Lutz
                 Stock Option Agreements for Oscar C. Lindemann
                  Stock Option Agreements for James E. Upfield
                Stock Option Agreements for John H. Trescot, Jr.
                  Stock Option Agreements for Gerald W. Bolfing
                     Stock Option Agreements for Chris Tong
                  Stock Option Agreements for Michael McInerney
                    Stock Option Agreements for David Krueger
                    Stock Option Agreement for Diane Calogero
                     Stock Option Agreement for Greg Jessup
                    Stock Option Agreement for Howard Miller
                     Stock Option Agreement for Craig Knight
--------------------------------------------------------------------------------
                            (Full Title of the Plans)

 Morgan F. Johnston, Secretary, 600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (972) 401-0752
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: X

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed                Proposed
  Title of Securities         Amount to be          Maximum Offering             Maximum                Amount of
   to be Registered            Registered          Price Per Share (1)     Aggregate Offering        Registration Fee
                                                                                  Price
-----------------------
     Common Stock               1,482,058                 $1.92               $2,847,134.42              $839.90

(1) Estimated pursuant to Rule 457(h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the weighted average exercise price of the various stock option agreements.

     Page 1 of 12  pages  contained  in the  sequential  numbering  system.  The
Exhibit Index may be found on Page 6 of the sequential numbering system.

Item 3.  Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in to the registration statement:

1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997;

2. The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998; and

3. The Company's Form 8-K dated January 7, 1998, and the Company's amendment to Form 8-K reported on Form 8-K/A filed February 13, 1998.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated as by reference herein and to be part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

The description of the Company's common stock which is contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

Securities are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the securities registered pursuant to this registration statement is being passed upon for the Company by Morgan F. Johnston, Vice President, General Counsel and Secretary.

Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances. The Company's by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with certain exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages, and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to , the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Does not apply

Item 8.  Exhibits.

5.1 Opinion of Morgan F.Johnston, Esq.regarding legality (including consent)
23.1     Consent of Deloitte and Touche LLP  as Accountants

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irving, State of Texas, on the 29th day of May, 1998.

MAGNUM HUNTER RESOURCES, INC.



By: /s/  Gary C. Evans
-------------------------------
       Gary C. Evans, President

Pursuant to the requirements on the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                         Title                                  Date


/s/ Gary C. Evans                       President, Chief Executive Officer               May 29, 1998
----------------------------------------and Director
Gary C.  Evans


/s/ Matthew C. Lutz                     Chairman and Executive Vice President            May 29, 1998
----------------------------------------of Exploration and Business Development
Matthew C. Lutz



/s/ Chris Tong                          Senior Vice President and                        May 29, 1998
----------------------------------------Chief Financial Officer
Chris Tong


/s/ Gerald W. Bolfing                   Director                                         May 29, 1998
----------------------------------------
Gerald W. Bolfing


/s/ Oscar C. Lindemann                  Director                                         May 29, 1998
----------------------------------------
Oscar C. Lindemann


/s/ John H. Trescot, Jr.                Director                                         May 29, 1998
----------------------------------------
John H. Trescot, Jr.


/s/ James E. Upfield                    Director                                         May 29, 1998
----------------------------------------
James E. Upfield


                                  Exhibit Index


                                                                                      Sequential
                                                                                      Page Number
Exhibit No.                Document                                                   Or Location

5.1                        Opinion of Morgan F. Johnston, Esq. regarding
                           legality (including consent)                                      7
23.1                       Consent of Deloitte and Touche LLP as
                           Accountants                                                       9

